EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated September 26, 2018 (including amendments thereto, which shall not require any additional joint filing agreement) with respect to the Common Stock, $0.0001 par value (the “Common Stock”), of Viveve Medical, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 3, 2019

NANTAHALA CAPITAL MANAGEMENT, LLC

By:	/s/ Paul E. Rehm
Paul E. Rehm
Chief Compliance Officer

/s/ Wilmot B. Harkey
Wilmot B. Harkey

/s/ Daniel Mack
Daniel Mack